EXHIBIT 23.2




                          INDEPENDENT AUDITORS' CONSENT



To the Board of Directors
Alfa Utility Services, Inc.
Woodbridge, Ontario Canada


We consent to the use in this Amendment No. 1 Registration Statement of Alfa Utility Services, Inc. on Form SB-2 of our report of Alfa Utility Services, Inc. for the years ended December 31, 2001 and 2000 dated March 29, 2002 (except Note M, as to which the date is August 14, 2002) and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Amendment No. 1 Registration Statement.

We also consent to the use of our review report dated November 12, 2002 on the unaudited interim financial information of Alfa Utility Services, Inc. for the three and nine months ended September 30, 2002, in this Amendment No. 1 Registration Statement of Alfa Utility Services, Inc. on Form SB-2.





/s/ ROTENBERG & COMPANY, LLP
-----------------------------
Rotenberg & Company, LLP
Rochester, New York
December 9, 2002




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